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       Number                                 Shares

    [No. of Cert] [No. of Shares]

                  Cancer Therapeutics, Inc.
     Incorporated Under the Laws of the State of Delaware
     100,000,000 Common Shares Authorized, $001 Par Value

THIS CERTIFIES THAT    [Name of Shareholder]

IS THE RECORD HOLDER OF   [Number of Shares]

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this_____ day of ____________ A.D. ________.


                                       _____________________
                                          President

                [Graphic of Corporate Seal]

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